Exhibit 19

SAFESPACE GLOBAL CORPORATION

INSIDER TRADING POLICY

At SafeSpace Global Corporation (the “Company”), we seek to uphold the highest standards of integrity and transparency in all our business dealings. This Insider Trading Policy (the “Policy”) is established to prevent insider trading and to foster a culture of compliance with all applicable securities laws and regulations.

The purpose of this Policy is to outline the responsibilities and obligations of all directors, officers, employees, and consultants of the Company (collectively, “Insiders”) regarding the handling of, and trading in, the Company’s securities. It is imperative that all individuals who are privy to or in possession of material nonpublic information (“MNPI”) understand the legal and ethical implications of such information and refrain from engaging in transactions that could constitute a violation of federal securities laws.

This Policy is designed to protect the Company, its employees, and its stakeholders from the legal, financial, and reputational harm associated with insider trading violations. Compliance with this Policy is mandatory for all individuals to whom it applies, without exception.

By adhering to this policy, we ensure that all actions taken in the financial markets are conducted fairly and ethically, reflecting the values that the Company stands for.

Statement of Policy

1.	Compliance with Laws. All Insiders must comply with the federal securities laws regarding insider trading. Insider trading is both illegal and unethical and can result in severe penalties.

2.	Trading Restrictions. Insiders are prohibited from trading in the securities of the Company or any other publicly-traded company while in possession of MNPI about the applicable company. Trading restrictions also apply to any family members living in the same household and entities controlled by the Insider. The Securities and Exchange Commission defines MNPI as any information that a reasonable investor would consider important in making an investment decision and that has not been made public. This information could include, for example, news of a pending merger, financial results, or changes in the Company’s operations or policies that are likely to have a significant impact on the Company’s or any other entity’s stock price.

3.	Additional Restricted Transactions. Insiders and their designees are also prohibited from engaging in the following transactions with respect to Company securities:

●	purchasing Company securities on margin, or otherwise pledging Company securities;

●	short sales of Company securities (selling securities not owned at the time of sale);

●	buying or selling put or call options or other derivative securities based on Company securities;

●	purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; and

●	engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.

4.	Confidentiality of Nonpublic Information. To reduce the possibility that MNPI will be inadvertently disclosed:

a.	Insiders must treat MNPI as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.

b.	Insiders should refrain from discussing MNPI relating to the Company or any public company in public places where such discussions can be overheard.

5.	No Disclosure to Others Who Might Trade. Insiders must not communicate MNPI to any person who does not need that information for a legitimate business purpose or recommend to anyone the purchase or sale of securities when they are aware of MNPI about the subject company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if they did not actually trade and did not benefit from another’s trading.

6.	Pre-Clearance of Trades. Insiders must pre-clear in writing all trades in the Company’s securities with the Company’s Compliance Officer. In the absence of a separately designated Compliance Officer, all trades in the Company’s securities must be cleared with the Chief Financial Officer (“CFO”). Clearance in response to a written request for approval will be valid until the end of the current permitted trading period unless an earlier deadline is imposed by the Compliance Officer of CFO.

7.	Blackout Periods. Insiders may not purchase, sell, or otherwise trade Company securities during the period beginning on the 15th day of the last calendar month of each fiscal quarter and continuing through the second trading day following the public release of the Company’s financial results for that fiscal quarter. This restriction includes sales of securities even if the underlying shares were obtained in a permitted transaction (i.e., exercise of a stock option, vesting of shares of restricted stock, or vesting and settlement of stock units). If an Insider wishes to trade outside of a blackout period, the person may do so only if he or she is not then aware of any MNPI and they must also comply with the notification and pre-clearance procedures described above, even if they intend to trade outside of a blackout period.

From time to time, other types of MNPI regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such MNPI is pending, the Company may impose special blackout periods during which Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Insiders affected of the closing of the trading window and will re-open the trading window once the special blackout period has ended.

8.	Short-Swing Trading Restrictions. Directors and Section 16 officers of the Company must comply with the reporting obligations and limitations on short-swing trading transactions imposed by Section 16 of the Securities Exchange Act of 1934, as amended. Among other things, Section 16 requires directors and Section 16 officers to pay over to the Company any profit realized from any purchase and sale (in either order) of Company securities that occur within six months of each other. Section 16 and its related rules are very complex, and the Company will provide supplemental information on such reporting persons’ obligations.

9.	Exceptions for Rule 10b5-1 Trading Plans. The foregoing trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meets all the following requirements:

a.	The plan has been reviewed and approved by the Compliance Officer or CFO at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into).

b.	The plan provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Insiders, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

c.	The plan is entered into in good faith by the Insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Insider is not in possession of MNPI about the Company; and, if the Insider is a director or officer, the 10b5-1 plan must include representations by the Insider certifying to that effect.

d.	The plan gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any MNPI about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

e.	The plan is the only outstanding Approved 10b5-1 Plan entered into by the Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If an Insider is considering entering into, modifying, or terminating an Approved 10b5-1 Plan or has any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer or CFO as soon as possible. Insiders should consult with their own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval as described above. Regardless of approval, no such plan may be adopted during a blackout period.

10.	Certifications and Training. All Insiders will be required to certify their understanding of and intent to comply with this Insider Trading Policy. The Company will provide regular training on insider trading laws and this Policy.

11.	Reporting Violations. Suspected violations of this Policy or federal securities laws should be reported immediately to the Compliance Officer or CFO.

12.	Disciplinary Action and Potential Civil and Criminal Penalties. Company personnel who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include ineligibility to participate in the Company’s equity compensation arrangements or termination of employment. The civil and criminal penalties for violating insider trading laws are severe. If a person trades on (or tips) MNPI, they are subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and up to 20 years imprisonment. If the Company fails to take appropriate steps to prevent insider trading, the Company and its directors, officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.

13.	Policy Administration. The Compliance Officer or CFO is responsible for the implementation, administration, and interpretation of this Policy.

Acknowledgement and Agreement

I, the undersigned, hereby acknowledge that I have received, read, and fully understand the Policy. I agree to comply with all the terms and conditions outlined in the Policy. I understand that failure to adhere to these guidelines may result in disciplinary action, up to and including termination of my association with the Company.

I affirm that I do not have any questions regarding the Policy and that I am aware of whom to contact should I have any questions in the future.

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